Exhibit 10.20

UNSECURED REVOLVING

DEMAND PROMISSORY NOTE

$225,000,000.00December 31, 2021

Section 1.  Promise to Pay.  For and in consideration of value received, the undersigned, Valhi, Inc., a corporation duly organized under the laws of the state of Delaware (“Borrower”), promises to pay, in lawful money of the United States of America, to the order of CONTRAN CORPORATION, a corporation duly organized under the laws of the state of Delaware (“Contran”), or the holder hereof (as applicable, Contran or such holder shall be referred to as the “Noteholder”), the principal sum of TWO HUNDRED TWENTY-FIVE MILLION and NO/100ths United States Dollars ($225,000,000.00) or such lesser amount as shall equal the unpaid principal amount of the loan made by the Noteholder to Borrower together with accrued and unpaid interest on the unpaid principal balance from time to time pursuant to the terms of this Unsecured Revolving Demand Promissory Note, as it may be amended from time to time (this “Note”).  This Note shall be unsecured and will bear interest on the terms set forth in Section 7 below. Capitalized terms not otherwise defined shall have the meanings given to such terms in Section 19 of this Note.

Section 2.2.  Amendment and Restatement.  This Note renews, replaces, amends and restates in its entirety the Unsecured Revolving Demand Promissory Note dated December 31, 2020 in the original principal amount of $320,000,000.00 payable to the order of the Noteholder and executed by the Borrower (the “Prior Note”).  As of the close of business on December 31, 2021, the unpaid principal balance of the Prior Note was $172,900,000.00, the accrued and unpaid interest thereon was nil and the accrued and unpaid commitment fee thereon was nil, which is the unpaid principal, accrued and unpaid interest and accrued and unpaid commitment fee owed under this Note as of the close of business on the date of this Note.  This Note contains the entire understanding between the Noteholder and the Borrower with respect to the transactions contemplated hereby and supersedes all other instruments, agreements and understandings between the Noteholder and the Borrower with respect to the subject matter of this Note.

Section 3.2.  Place of Payment.  All payments will be made at Noteholder’s address at Three Lincoln Centre, 5430 LBJ Freeway, Suite 1700, Dallas, Texas   75240-2620, Attention:  Treasurer, or such other place as the Noteholder may from time to time appoint in writing.

Section 4.3.  Payments.  The unpaid principal balance of this Note and any accrued and unpaid interest thereon shall be due and payable on the Final Payment Date.  Prior to the Final Payment Date, any accrued and unpaid interest on an unpaid principal balance shall be paid in arrears quarterly on the last day of each March, June, September and December, commencing March 31, 2022.  All payments on this Note shall be applied first to accrued and unpaid interest, next to accrued interest not yet payable and then to principal.  If any payment of principal or interest on this Note shall become due on a day that is not a Business Day, such payment shall be made on the next succeeding Business Day and the payment shall be the amount owed on the original payment date.

Section 5.3.  Prepayments.  This Note may be prepaid in part or in full at any time without penalty.

Section 6.3.  Borrowings.  Prior to the Final Payment Date, Noteholder expressly authorizes Borrower to borrow, repay and re-borrow principal under this Note in increments of $100,000 on a daily basis so long as:

●	the aggregate outstanding principal balance does not exceed $225,000,000.00; and
●	no Event of Default has occurred and is continuing.

Notwithstanding anything else in this Note, in no event will Noteholder be required to lend money to Borrower under this Note and loans under this Note shall be at the sole and absolute discretion of Noteholder.

Section 7.5.  Interest.  The unpaid principal balance of this Note shall bear interest at the rate per annum of the Prime Rate plus one percent (1.00%).  In the event that an Event of Default occurs and is continuing, the unpaid principal amount shall bear interest from the Event of Default at the rate per annum of the Prime Rate plus four percent (4.00%) until such time as the Event of Default is cured.  Accrued interest on the unpaid principal of this Note shall be computed on the basis of a 365- or 366-day year for actual days (including the first, but excluding the last day) elapsed, but in no event shall such computation result in an amount of accrued interest that would exceed accrued interest on the unpaid principal balance during the same period at the Maximum Rate. Notwithstanding anything to the contrary, this Note is expressly limited so that in no contingency or event whatsoever shall the amount paid or agreed to be paid to the Noteholder exceed the Maximum Rate.  If, from any circumstances whatsoever, the Noteholder

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shall ever receive as interest an amount that would exceed the Maximum Rate, such amount that would be excessive interest shall be applied to the reduction of the unpaid principal balance and not to the payment of interest, and if the principal amount of this Note is paid in full, any remaining excess shall be paid to Borrower, and in such event, the Noteholder shall not be subject to any penalties provided by any laws for contracting for, charging, taking, reserving or receiving interest in excess of the highest lawful rate permissible under applicable law.  All sums paid or agreed to be paid to Noteholder for the use, forbearance or detention of the indebtedness of the Borrower to Noteholder shall, to the extent permitted by applicable law, be amortized, prorated, allocated and spread throughout the full term of such indebtedness until payment in full of the principal (including the period of any renewal or extension thereof) so that the interest on account of such indebtedness shall not exceed the Maximum Rate.  If at any time the Contract Rate is limited to the Maximum Rate, any subsequent reductions in the Contract Rate shall not reduce the rate of interest on this Note below the Maximum Rate until the total amount of interest accrued equals the amount of interest that would have accrued if the Contract Rate had not been limited by the Maximum Rate.  In the event that, upon the Final Payment Date, the total amount of interest paid or accrued on this Note is less than the amount of interest that would have accrued if the Contract Rate had not been limited by the Maximum Rate, then at such time, to the extent permitted by law, in addition to the principal and any other amounts Borrower owes to the Noteholder, the Borrower shall pay to the Noteholder an amount equal to the difference between:  (i) the lesser of the amount of interest that would have accrued if the Contract Rate had not been limited by the Maximum Rate or the amount of interest that would have accrued if the Maximum Rate had at all times been in effect; and (ii) the amount of interest actually paid on this Note.

Section 8.5.  Fees and Expenses. On the last day of each March, June, September and December, commencing March 31, 2022, and on the Final Payment Date, Borrower shall pay to Noteholder the Unused Commitment Fee for such period, provided, however, Borrower will not owe any Unused Commitment Fee for any part of such period (prorated as applicable) that the Noteholder is a net borrower of money from the Borrower.  In addition, Borrower and any guarantor jointly and severally agree to pay on the Final Payment Date to Noteholder any other cost or expense reasonably incurred by Noteholder in connection with Noteholder’s commitment to Borrower pursuant to the terms of this Note, including without limitation any other cost reasonably incurred by Noteholder pursuant to the terms of any credit facility of Noteholder.

Section 9.6.  Remedy.  Upon the occurrence and during the continuation of an Event of Default, the Noteholder shall have all of the rights and remedies provided in the applicable Uniform Commercial Code, this Note or any other agreement among Borrower and in favor of the Noteholder, as well as those rights and remedies provided by any other applicable law, rule or regulation.  In conjunction with and in addition to the foregoing rights and remedies of the Noteholder, the Noteholder may declare all indebtedness due under this Note, although otherwise unmatured, to be due and payable immediately without notice or demand whatsoever.  All rights and remedies of the Noteholder are cumulative and may be exercised singly or concurrently.  The failure to exercise any right or remedy will not be a waiver of such right or remedy.

Section 10.7.  Right of Offset.  The Noteholder shall have the right of offset against amounts that may be due by the Noteholder now or in the future to Borrower against amounts due under this Note.

Section 11.8.  Record of Outstanding Indebtedness.  The date and amount of each repayment of principal outstanding under this Note or interest thereon shall be recorded by Noteholder in its records.  The principal balance outstanding and all accrued or accruing interest owed under this Note as recorded by Noteholder in its records shall be the best evidence of the principal balance outstanding and all accrued or accruing interest owed under this Note; provided that the failure of Noteholder to so record or any error in so recording or computing any such amount owed shall not limit or otherwise affect the obligations of the Borrower under this Note to repay the principal balance outstanding and all accrued or accruing interest.

Section 12.9.  Waiver.  Borrower and each surety, endorser, guarantor, and other party now or subsequently liable for payment of this Note, severally waive demand, presentment for payment, notice of nonpayment, notice of dishonor, protest, notice of protest, notice of the intention to accelerate, notice of acceleration, diligence in collecting or bringing suit against any party liable on this Note, and further agree to any and all extensions, renewals, modifications, partial payments, substitutions of evidence of indebtedness, and the taking or release of any collateral with or without notice before or after demand by the Noteholder for payment under this Note.

Section 13.10.  Costs and Attorneys’ Fees.  In addition to any other amounts payable to Noteholder pursuant to the terms of this Note, in the event the Noteholder incurs costs in collecting on this Note, this Note is placed in the hands of any attorney for collection, suit is filed on this Note or if proceedings are had in bankruptcy, receivership,

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reorganization, or other legal or judicial proceedings for the collection of this Note, Borrower and any guarantor jointly and severally agree to pay on demand to the Noteholder all expenses and costs of collection, including, but not limited to, reasonable attorneys’ fees incurred in connection with any such collection, suit, or proceeding, in addition to the principal and interest then due.

Section 14.11.  Time of Essence.  Time is of the essence with respect to all of Borrower’s obligations and agreements under this Note.

Section 15.12.  Jurisdiction and Venue.  THIS NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE DOMESTIC LAWS OF THE STATE OF TEXAS, WITHOUT GIVING EFFECT TO ANY CHOICE OF LAW OR CONFLICT OF LAW PROVISION OR RULE (WHETHER OF THE STATE OF TEXAS OR ANY OTHER JURISDICTION) THAT WOULD CAUSE THE APPLICATION OF THE LAWS OF ANY JURISDICTION OTHER THAN THE STATE OF TEXAS.  BORROWER CONSENTS TO JURISDICTION IN THE COURTS LOCATED IN DALLAS, TEXAS.

Section 16.13.  Notice.  Any notice or demand required by this Note shall be deemed to have been given and received on the earlier of (i) when the notice or demand is actually received by the recipient or (ii) 72 hours after the notice is deposited in the United States mail, certified or registered, with postage prepaid, and addressed to the recipient.  The address for giving notice or demand under this Note (i) to the Noteholder shall be the place of payment specified in Section 3 or such other place as the Noteholder may specify in writing to the Borrower and (ii) to Borrower shall be the address below the Borrower’s signature or such other place as the Borrower may specify in writing to the Noteholder.

Section 17.14.  Amendment or Waiver of Provisions of this Note.  No amendment or waiver of any provision of this Note shall in any event be effective unless the same shall be in a writing referring to this Note and signed by the Borrower and the Noteholder.  Such amendment or waiver shall be effective only in the specific instance and for the specific purpose for which given.  No waiver of any of the provisions of this Note shall be deemed or shall constitute a waiver of any other provisions, whether or not similar, nor shall any waiver constitute a continuing waiver.

Section 18.14.  Successors and Assigns.  All of the covenants, obligations, promises and agreements contained in this Note made by Borrower shall be binding upon its successors and permitted assigns, as applicable.  Notwithstanding the foregoing, Borrower shall not assign this Note or its performance under this Note without the prior written consent of the Noteholder.  Noteholder at any time may assign this Note without the consent of Borrower.

Section 19  Definitions.  For purposes of this Note, the following terms shall have the following meanings:

(a)“Basis Point” shall mean 1/100th of 1 percent.

(b)“Business Day” shall mean any day banks are open in the state of Texas.

(c)(a)“Contract Rate” means the amount of any interest (including fees, charges or expenses or any other amounts that, under applicable law, are deemed interest) contracted for, charged or received by or for the account of Noteholder.

(d)(b)“Event of Default” wherever used herein, means any one of the following events:

(i)(i)the Borrower fails to pay any amount due on this Note and/or any fees or sums due under or in connection with this Note after any such payment otherwise becomes due and payable and three Business Days after demand for such payment;

(ii)(ii)the Borrower otherwise fails to perform or observe any other provision contained in this Note and such breach or failure to perform shall continue for a period of thirty days after notice thereof shall have been given to the Borrower by the Noteholder;

(iii)(iii)a case shall be commenced against Borrower, or Borrower shall file a petition commencing a case, under any provision of the Federal Bankruptcy Code of 1978, as amended, or shall seek relief under any provision of any other bankruptcy, reorganization, arrangement, insolvency, readjustment of debt, dissolution or liquidation law of any jurisdiction, whether now or

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hereafter in effect, or shall consent to the filing of any petition against it under such law, or Borrower shall make an assignment for the benefit of its creditors, or shall admit in writing its inability to pay its debts generally as they become due, or shall consent to the appointment of a receiver, trustee or liquidator of Borrower or all or any part of its property; or

(iv)(iv)an event occurs that, with notice or lapse of time, or both, would become any of the foregoing Events of Default.

(e)(d)“Final Payment Date” shall mean the earlier of:

●	written demand by the Noteholder for payment of all or part of the unpaid principal, the accrued and unpaid interest thereon and the accrued and unpaid commitment fee thereon, but in any event no earlier than December 31, 2023; or
●	acceleration as provided herein.

(f)(c)“Maximum Rate” shall mean the highest lawful rate permissible under applicable law for the use, forbearance or detention of money.

(g)“Prime Rate” shall mean the fluctuating interest rate per annum in effect from time to time equal to the base rate on corporate loans as reported as the Prime Rate in the Money Rates column of The Wall Street Journal or other reliable source.

(h)“Unused Commitment Amount” for any period on after the date of this Note shall mean the average on each day of such period of the difference between (A) $225,000,000.00 and (B) the amount of the unpaid principal balance of this Note.

(i)“Unused Commitment Fee” shall mean the product of (A) 50 Basis Points per annum (pro rated to take into account that the fee is payable quarterly, or such shorter period if applicable) and (B) the Unused Commitment Amount.

BORROWER:

Valhi, Inc.

By:	/s/ Amy A. Samford

Amy A. Samford

Senior Vice President and Chief Financial Officer

Address:

5430 LBJ Freeway, Suite 1700

Dallas, Texas 75240-2620

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As of the date hereof, Contran Corporation, as the Noteholder, hereby agrees that this Note renews, replaces, amends and restates in its entirety the Prior Note (but shall not extinguish the obligations under the Prior Note, nor effect a novation thereof), and that the unpaid principal of $172,900,000.00, the accrued and unpaid interest thereon of nil and the accrued and unpaid commitment fee thereon of nil that was owed under the Prior Note as of the close of business on December 31, 2021 are the unpaid principal, the accrued and unpaid interest thereon and the accrued and unpaid commitment fee thereon, respectively, owed under this Note as of the close of business on the date of this Note.

CONTRAN CORPORATION

By:	/s/ Michael S. Simmons

Michael S. Simmons

Senior Vice President, Finance

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